MANAGEMENT AGREEMENT


     THIS MANAGEMENT AGREEMENT (hereinafter called "Agreement"), dated as of June 5, 1998 is made and entered into by and between. DOMINION MANAGEMENT-OKLAHOMA, INC., an Oklahoma corporation ("DM-OK"), with its principal offices in Edmond, Oklahoma; and CORRECTIONAL SERVICES CORPORATION (the "CSC"), a Delaware corporation, with its principal offices in Sarasota, Florida. This Agreement is applicable to DM-OK and CSC and their successors in interests.

     WHEREAS, the Town of McLoud, Oklahoma (the "Town") created and established a correctional detention facility to initially house up to 750 adult female medium-security inmates to be known as the Central Oklahoma Correctional Facility (the "Facility"); and

     WHEREAS, the Town designated and appointed DM-OK as the private prison contractor to design, construct, equip, manage, maintain and operate the Facility under the terms of an Intergovernmental and Private Prison Contractor Agreement dated as of May 1, 1997 (as the same may be amended, modified, supplemented or restated from time to time the "Intergovernmental Agreement"), by and among the Town, DM-OK and the McLoud Economic Development Authority ("MEDA"); and ,

     WHEREAS, the Facility is to be constructed on property owned by MEDA and leased to DM-OK pursuant to the terms of a Ground Lease Agreement dated as of May 1, 1997 as the same may be amended, modified, supplemented or restated from time to time the "Ground Lease"), between MEDA, as lessor, and DM-OK, as lessee; and

     WHEREAS, DM-OK has been awarded a contract to house and care for up to 500 medium-security adult female inmates at the Facility pursuant to the terms of an Inmate Services Contract dated as of April 22,1998 by and between DM-OK and the Oklahoma DOC (hereinafter defined); and

     WHEREAS, DM-OK desires to engage CSC to manage the Facility for the benefit of DM-OK; and CSC desires to accept such engagement, all in accordance with the terms and conditions of this Agreement as hereinafter set forth;

     WHEREAS, CSC has represented to DM-OK it has resources to perform its duties competently hereunder, including but not limited to its employees, subcontractors, associates and affiliates, with correctional facilities, and administrative operations, all normally associated with the operations and maintenance of a correctional detention facility; and

     NOW THEREFORE, in consideration for the mutual covenants herein contained the parties hereby agree as follows:

                                  ARTICLE I
                                 Definitions
                                 -----------

     In addition to those terms defined in the preamble, the following terms contained within this Agreement shall have the meanings hereinafter defined by this Article I:

     ACA. The term "ACA" means the American Corrections Association (or its successors).

     ACA Standards. The term "ACA Standards" means the standards established and amended from time to time by ACA for medium security adult correctional facilities.

     Agent. The term "Agent" means Rice Partners II, L.P., a Delaware limited partnership, as agent for itself, Chisholm Private Capital Partners, an Oklahoma limited partnership and BCI Growth IV L.P., a Delaware limited partnership.

     Base Per Diem Rate. The term "Base Per Diem Rate" means a rate of $ compensation to be paid by DM-OK to CSC per Inmate Day for correctional services to be performed by CSC under this Agreement.

     Book Value. The term "Book Value" means the lesser of: 1) the actual cost of the assets or capitalized intangible expenses less amortization over a period of five (5) years using the straight line method, or 2) the actual cost of the assets or capitalized intangible expenses less an amount equal to the sum of all Unamortized Costs Payments. Amortization shall commence on the Service Commencement Date.

     Business Day. The term "Business Day" shall mean weekdays, except weekdays which are officially designated as holidays by the United States Government.

     Effective Date. The term "Effective Date" shall mean the date in Article II, Section 2.2.

     Initial Term. The term "Initial Term" shall mean the five (5) year period of time commencing on the Service Commencement Date.

     Inmate. The term "Inmate" shall mean those prisoners charged or convicted of violations of law and duly contracted from municipal or governmental authorities assigned to the care, custody and control of the Facility.

     Inmate Contract. The term "Inmate Contract" means a contract between DM-OK and/or the Town and a Jurisdiction, including the Oklahoma DOC, which describes the rights and obligations of the parties relative to the housing and care of inmates at the Facility.

     Inmate Day. The term "Inmate Day" means each day an Inmate is assigned to the Facility, including the day of delivery, but excluding the day such Inmate is retaken by the Inmate's Jurisdiction, for which the delivering Jurisdiction is contractually obligated to pay a per diem rate to or on account of DM-OK for correctional services performed under the applicable Inmate Contract. The definition of inmate day contained in the applicable Jurisdiction contract shall control if there is a conflict.

     Inventory. The term "Inventory" means the consumable goods purchased by CSC which will be consumed by CSC in performing its duties under this Agreement such as food, inmate clothing, bedding, towels, kitchen and lavatory supplies, and building maintenance supplies.

     Jurisdiction. The term "Jurisdiction" means any governmental entity that has sentenced the Inmate to a prison term and contracted with DM-OK and/or the Town for the Inmate's housing and care in the Facility.

     Note Purchase Agreement. The term "Note Purchase Agreement" means the Note Purchase Agreement dated as of May 1, 1997, by and among Dominion-Management Colorado, Inc., an Oklahoma corporation, DM-OK, Dominion Management, Inc., an Oklahoma corporation, Dominion Management III, an Oklahoma corporation, Rice Partners II, L.P., a Delaware limited partnership, individually ("Rice") and as Agent for Chisholm Private Capital Partners ("Chisholm"), an Oklahoma limited partnership ("Chisholm") and BCI Growth IV L.P., a Delaware limited partnership ("BCI"), Chisholm and B, CI as the same may be amended, modified, supplemented or restated from time to time, or superceding financing facility (see, Annex I).

     Oklahoma DOC. The term "Oklahoma DOC" means the State of Oklahoma Department of Corrections (and its successors).

     Reimbursable Expenses. The term "Reimbursable Expenses" means those expenses incurred by CSC for funeral, transportation, hospital, surgical, ambulance, x-ray, medicine and other expenses of a similar nature for Inmates which the Jurisdiction has agreed to pay pursuant to an Inmate Contract which are paid in addition to the per diem amount for such Inmates.

     Renewal Term. The term "Renewal Term" means the one (1) year period commencing on the day following the last day of the Initial Term or a preceding Renewal Term.

     Senior Management. The term "Senior Management" means those employees of CSC assigned to the Facility to act as warden, assistant or deputy wardens, chaplain and the maintenance supervisor for the Facility.

     Service Commencement Date. The term "Service Commencement Date" shall mean the first day on which Inmates are received at the Facility.

     Start-Up Expenses. The term "Start-Up Expenses" shall mean those tangible and intangible costs incurred by CSC in purchasing the equipment described in Attachment 5 to this Agreement equipping the Facility and the labor costs, costs of providing and developing the various procedures and policies manuals and other such related costs associated with the opening and start-up of the Facility prior to the Service Commencement Date to include training expenses.

     State. The State of Oklahoma.

     Unamortized Costs Payment. The term "Unamortized Costs Payment" means
the sum of $      per Inmate Day compensation to be paid as a predetermined
reimbursement of certain costs incurred by CSC in funding Start-Up Expenses and Phase In Operating Losses, but in any event such payment shall not exceed
the total sum of $           . These payments may be accelerated as described
in Section 6.2 hereof and in all circumstances cease at the end of the Initial Term. If these payments through the initial five year term do not fully
amortize the $          then the balance shall extend into the extension of
the Agreement or in the event that that the Agreement is not extended with CSC, DM-OK shall pay to CSC the unamortized balance remaining at the date of the termination of this Agreement.

     Utilities Agreement. The term "Utilities Agreement" shall mean the Utilities Service and Capital Improvements Agreement dated as of May 1, 1997, by and among the Town, the McLoud Public Facilities Authority, a public trust ("MPFA"), and DM-OK as the same may be amended, modified, supplemented or restated from time to time.

     Phase In Operating Losses. The term "Phase In Operating Losses" shall mean losses incurred in the operation of the Facility after the Service Commencement Date over the following 120 days of initial operations. Such losses shall be determined as net losses (if any) of all revenues received during this period from the operations of the Facility. This does not consider any Start-Up Expenses or Equipment or Inventory to acquired by CSC.


                                     ARTICLE II
                              Term and Relationship
                              ---------------------

     Section 2.1. Appointment and Term. DM-OK hereby appoints CSC as the exclusive manager and operator of the Facility. CSC hereby accepts appointment as the exclusive manager and operator of the Facility. The term of this appointment is for the Initial Term and DM-OK shall have the option to extend the term of this Agreement for an unlimited number of successive Renewal Terms. DM-OK shall be deemed to have exercised its option to extend this Agreement for an additional Renewal Term unless it delivers written notice of termination to CSC at least 90 days prior to the end the Initial Term or the then current Renewal Term.

     Section 2.2. Effective Date. The Effective Date of this Agreement shall be the date first appearing as the date that this Agreement is entered into.

     Section 2.3. Termination. CSC or DM-OK may terminate this Agreement for its own convenience by delivering to the other party written notice of termination at least 120 days prior to the effective date of such termination.

     Section 2.4. Independent Contractor Status. CSC in the performance of its duties under this Agreement shall occupy the position of an independent contractor with respect to DM-OK. Nothing contained herein shall be construed as making the parties hereto partners or joint venturers, nor, except as expressly provided herein, construed as making CSC an agent or employee of DM-OK. Accordingly, CSC acknowledges and agrees that it shall not be entitled or eligible to participate in any rights or privileges given or extended by DM-OK or its affiliates to its or their employees and shall be responsible for all employee payroll tax, withholding, insurance and other payments and filing required as a result of the performance of its obligations pursuant to this Agreement.

     Section 2.5. Duty of Care: Licensing. CSC shall perform or supervise the operation and management of the Facility and the performance of its obligations pursuant to this Agreement so as to use its best efforts to cause the Facility to best achieve its performance goals with optimal efficiency and cost controls in conformance with all applicable permits, approvals, laws, rules and regulations in respect of CSC and the Facility. CSC shall at all times operate and manage the Facility in good faith and with no less care and effort than it customary for it in providing services to other similar facilities owned or operated by it. CSC shall obtain and maintain in full force and effect during the term hereof all applicable licenses, permits and approvals to fully perform its services and functions hereunder. CSC shall promptly notify DM-OK should any such license, permit or approval be terminated, suspended or threatened in any material respect. In no event shall CSC be responsible for licensing or permitting of the Facility to permit it to be occupied, e.g. occupancy permit, fire marshal's approval or other construction licensing, etc.


                                   ARTICLE III
                                  Duties of CSC
                                  -------------

     Section 3.1. Schedule for Opening. CSC shall timely perform the tasks described in Attachment 1 hereto which are necessary to achieve an efficient and timely opening of the Facility meeting the needs of the Jurisdictions and DM-OK. CSC agrees to provide DM-OK information on the status and stages of completion of each task at reasonable times and places.

     Section 3.2. Escrow of CSC For Start-Up Costs and Working Capital. Upon
executing this Agreement, CSC shall deposit the sum of $        pursuant to the
terms of an Escrow

Agreement dated as of _________, 1998, by and among CSC, DM-OK and Bank One of Oklahoma, as escrow agent. CSC shall be credited with expenditures that it has made prior to this Escrow Agreement that would have been considered to be subject to the funding of those monies if the Escrow Agreement would have been in effect at the time of the expenditure for the Facility or its operations. As an alternative to said escrow deposit, CSC shall on executing this Agreement, establish an irrevocable, direct pay letter of credit from a source and under terms acceptable to DM-OK to fund Start-Up Costs and Working Capital in the
aggregate sum of $          . It is the intention of CSC and DM-OK that these
monies will be used to fund the purchase of the assets and equipment described
in Attachment 5 hereto in the approximate amount of $        . The remainder of
said funds will be used by CSC to pay other Start-Up Expenses and Working Capital and to purchase Inventory. This escrow's duration shall be 120 days after the Service Commencement Date. At the end of this term an accounting of the monies spent shall be performed and provided to DMI by CSC. The accounting shall determine the amount of Start-Up Expenses actually incurred and to be
amortized up to an amount of $          .

     Section 3.3. Duty to Perform Agreements. CSC acknowledges that it is acting as a subcontractor of DM-OK and has received copies of the Note Purchase Agreement, the Ground Lease, the Intergovernmental Agreement and the Utilities Agreement. CSC will perform its duties as a subcontractor in such consistent with the terms of said agreements, as if CSC were a party to said agreements. CSC agrees to strictly comply with the requirements of all Inmate Contracts as if CSC were a party to said such contracts and the terms thereof were incorporated herein by reference hereto (all without limitation on the duties of CSC set forth in this Agreement). (See, Annex II for the incorporated agreement between DM-OK and the Oklahoma Department of Corrections for the placing of inmates at the Facility, which is hereby incorporated as part of this Agreement.) If any provision of an Inmate Contract contradicts the provisions of this Agreement, CSC may seek, and DM-OK shall use reasonable efforts to provide, written clarification of CSC's duties hereunder in the event of such conflict or CSC and DM-OK shall amend this Agreement to avoid such conflict.

     Section 3.4. Indemnification. CSC agrees to be responsible for, defend and hold harmless DM-OK, the Town, the Trustees of the Town, MEDA, the Jurisdiction, Rice, Chisholm and BCI, the Agent, successors and assigns of each indemnified party and their respective directors, shareholders, officers, agents and employees and their contractors from all proceedings, claims, suits or actions including, without limitation, no fault liability (if any) of any nature arising out of the acts, material omissions, negligence, willful misconduct or other material breach of the terms hereof by CSC, its officers, subcontractors, agents or employees under this Agreement and all costs, expenses and fees (including, without limitation, attorneys fees and expenses) resulting therefrom or relating thereto. DM-OK agrees to be responsible to defend and hold harmless CSC, Rice, Chisholm and BCI, the Agent, successors and assigns of each indemnified party and their respective directors, shareholders, its officers, agents and employees from all proceedings, claims, suits or actions, including, without limitation, no fault liability (if any) of any nature arising out of the acts or material omissions, negligence, willful misconduct or other material breach of the terms hereof by DM-OK, its directors, shareholders, officers, subcontractors, agents (excluding CSC) or employees under this Agreement. CSC's indemnity shall include payment for any fees and expenses incurred by any indemnified party arising from lawsuits or other actions or proceedings by inmates in custody at the Facility.

     Section 3.5. Maintaining Insurance. Without limiting CSC's indemnification, it is agreed that CSC shall purchase at its own expense and maintain in force at all times during the performance of services under this Agreement the designated policies satisfying the requirements of Section 6.12 of the Note Purchase Agreement, Section 2.6 of the Intergovernmental Agreement and the following subparagraphs (a) through (i) all for the benefit of DM-OK and the Additional Insureds (as defined below). Where specific limits are shown, it is understood that they shall be the minimum acceptable limits. If CSC's policy contains higher limits, DM-OK and the Jurisdiction, shall be entitled to coverage to the extent of such higher limits. Certificates of Insurance must be furnished by CSC to DM-OK and each indemnified party named in Section 3.4 above prior to the Service Completion Date and must provide for a 30 day prior notice of cancellation, non-renewal or material change.

        (a) Property Insurance. CSC shall provide fire and extended coverage insurance on the Facility, including protection against loss or damage by other risks now embraced by the so-called all-risk coverage endorsement, including, without limitation, loss by fire, explosion, theft, windstorm, flood and other risks casualties under an "all risk" insurance policy, in an amount equal to the replacement value, as new, of the Facility, including all fixtures and personal property used at the Facility, but in any event in an amount not less than $10,000,000. It shall be subject to a reasonable deductible not to exceed $10,000 (including riot and earthquake). Such insurance shall also insure DM-OK against the interruption of business relating to the Facility in such amount as will provide sufficient moneys to pay operating expenses and the mortgaged indebtedness of the Facility for a period of 12 months in sum of $8,200,000 (with a deductible of not more than thirty (30) days).

        (b) Workers' Compensation Insurance. CSC shall provide and maintain in force statutory workers' compensation insurance coverage for all employees of CSC engaged in work under this Agreement. Coverage must extend to include all departments in which employees are engaging in work and employer's liability protection not less than $500,000 per person, $500,000 per occurrence. The Policy must be endorsed to waive rights of subrogation against DM-OK, the Town, the Trustees of the Town, MEDA, Warden, the Trustees of MEDA, Rice, BCI, Agent and Chisholm, and their respective employees, shareholders, officers, directors, agents and other representatives, and their successors and assigns (collectively, the "Additional Insureds") and the Jurisdiction and name DM-OK as an "alternate employer."

        (c) Comprehensive (Commercial) General Liability Insurance. CSC will provide and maintain in force comprehensive (commercial) general liability insurance, with coverage limits not less than $5,000,000 combined single limit per occurrence and annual aggregates where generally applicable and shall include premise operations, independent contractors, products, completed operations, broad form property damage, contractual liability coverage for indemnification clause in Section 3.4 and personal injury endorsements. It shall be subject to a reasonable deductible or coinsurance in an amount not to exceed $50,000. This insurance shall contain a "cross liability" or "severability of interest" clause or endorsement and CSC, DM-OK, the Town, the Trustees of the Town, MEDA, the Trustees of MEDA, Warden and the Additional Insureds shall be included as additional insureds. This insurance shall be considered primary of any other insurance carried by the Additional Insureds through self insurance or otherwise.

        (d) Comprehensive Automobile Liability Insurance. CSC shall provide and maintain in force comprehensive automobile liability insurance covering all owned, hired and non-owned vehicles with coverage limits not less than $1,000,000 combined single limit per occurrence and annual aggregate. This insurance shall contain a "cross liability" or "severability of interest" clause or endorsement and Additional Insureds shall be included as additional insureds. This insurance shall be considered primary of any other insurance carried by Jurisdiction and/or DM-OK through self insurance or otherwise. Any transportation contractor engaged by CSC shall be subject to the same insurance requirement.

        (e) Professional Liability Insurance. CSC will provide and maintain in force professional liability insurance or a comparable policy form providing jail keepers' legal liability insurance coverage for errors, omissions or wrongful acts of CSC, a subcontractor or anyone directly or indirectly employed by them in the performance of services of this Agreement with limits not less than $5,000,000 combined single limit per occurrence and annual aggregate limit. It shall be subject to a reasonable deductible or coinsurance in an amount not to exceed $50,000. This insurance shall contain a "cross liability" or "severability of interest" clause or endorsement and the Additional Insureds shall be included as additional insureds.

        (f) Umbrella Liability Insurance. CSC will provide and maintain in force an umbrella liability insurance coverage for with limits not less than $5,000,000 combined single limit per occurrence and annual aggregate limit. This insurance shall contain a "cross liability" or "severability of interest" clause or endorsement and the Additional Insureds shall be included as additional insureds.

        (g) Additional Coverage. CSC is responsible for obtaining any insurance required by the State where the Facility is located to cover inmate work related injury, disability, or death.

        (h) Fidelity Bond. CSC shall maintain a service provider fidelity and theft bond for Inmate property including money held in trust for Inmates while in the care, custody and control of' the CSC, its employees, subcontractors or agents. Coverage limits shall not be less than $25,000.

        (i) Claims Made Coverage. If any of the required insurance is arranged on a "claims made" basis, "tail" coverage shall be required at the completion of this Agreement for a duration of 24 months. CSC will be responsible for furnishing certification of "tail" coverage as described or continuous "claims made" liability coverage for 24 months following Agreement completion. Continuous "claims made" coverage will be acceptable in lieu of "tail" coverage, provided its retroactive date is on or before the effective date of this Agreement.

        (k) Additional Insured. The liability insurance coverage required for performance of this Agreement shall include the Additional Insureds but only with respect to CSC's activities to be performed under this Agreement.

        (l) Cancellation. There shall he no cancellation, material change, potential exhaustion of aggregate limits or intent to not renew insurance coverages without thirty (30) days written notice from CSC or its insurers to DM-OK. Any failure to comply with the reporting provision of this insurance, except for the potential exhaustion of aggregate limits, shall not affect the coverages provided to the Additional Insureds.

     Section 3.6. Inmate Incarceration Services. It shall be the responsibility of CSC to confine and supervise all Inmates assigned to the Facility and to provide safe and humane care and treatment, in accordance with ACA Standards, including the furnishing of subsistence, routine and emergency medical care, training and treatment programs, compliance with sentences and orders of the committing Jurisdiction(s), access to legal process and compliance with all applicable laws and agreements.

        (a) Food Service. Food service operations will be performed by CSC employees or a combination of CSC staff and contractor employees. All staff, Inmates and contractor employees will undergo medical testing prior to initially reporting for food service duty assignments and will be examined regularly to assure health of the staff. Menus will approved by a registered dietitian using a minimum cycle of 21 days and will provide for a minimum of daily calories to meet or exceed ACA standards and State regulations. All health regulations of the State will be followed and the results of all inspections will be promptly provided to DM-OK. Special meals will be provided for Inmates when prescribed by a physician or when religious beliefs require adherence to special diets. Food shall not be withheld nor the standard menu varied as a disciplinary sanction.

        (b) Health Care. Health care operations may be delivered by CSC employees, contractor employees or a combination of CSC staff and contractor employees. All medical, mental health and dental care personnel providing services to Inmates will be appropriately licensed and/or certified under the laws of the State and all medical services will be delivered in accordance with ACA standards and State regulations. All correctional officers will receive training in CPR. The Facility infirmary will be staffed 24 hours a day, seven days a week, and all Inmates will have access to emergency medical, mental health and dental care on that schedule. In the event that any Jurisdiction requires a co-payment plan for Inmate treatment, CSC will participate in said plan as instructed by the Jurisdiction. CSC will cause a pharmacy to be maintained in the infirmary under the supervision and control of a doctor or pharmacist stocked with frequently used over-the-counter medications and frequently prescribed pharmaceuticals. CSC will provide for emergency and non-emergency transportation for Inmate health care services outside of the Facility as required. CSC will be responsible for all costs associated with onsite health care and medication, and the Jurisdiction will be responsible for payment or reimbursement of "approved" off-site health care. ("Approved" by the Sentencing Jurisdiction as is required in the Oklahoma Department of Corrections contract with DM-OK.)

        (c) Inmate Programs and Case Management. CSC will develop and deliver Inmate programs as appropriate to the needs of the Inmate population and to the objectives of the Jurisdiction. The minimum level of program staffing shall be as provided in Attachment 2.

        The educational qualifications, training and certification of all program staff members will satisfy the standards of the ACA and the Jurisdiction. Academic and vocational instructors may be either CSC employees and/or contract employees. All other programs staff members will be CSC employees or subcontractors of CSC.

        (d) Inmate Work Program. CSC will develop and implement a comprehensive work program for Inmates. The program's objective will be to provide maximum opportunity for Inmates to be engaged in constructive activities for as many hours each day as possible, considering mandatory Facility schedules. A CSC Proposed Inmate Work Program, including academic, vocational, janitorial and maintenance details, recreation and counseling, is attached to this Agreement as Attachment 6.

        (e) Religion. CSC will employ a full-time certified chaplain to develop and conduct a comprehensive religious program with representation from a variety of denominations and faiths. The program will be open to all Inmates who wish to participate and no preference will be given to the activity of any one denomination, sect or faith over another. CSC undertakes to seek participation of local churches and nonprofit organizations near the Facility. These religious and rehabilitative programs will be instituted and continuously encouraged by CSC that will allow the local community to have a sense of mission to meet the inmates' religious needs. It is understood and recognized that improving and changing lives is the focus of these cooperative programs. CSC will be actively involved in the support and utilization of local applications and broader nationally recognized programs of similar application.

        (f) Transportation. CSC will be responsible, at its own cost and expense, for all local transportation of Inmates assigned to the Facility from the point of delivery of such Inmate to the care, custody and control of CSC and the Facility in accordance with the Inmate Contract or as directed by the Jurisdiction delivering such inmate to the Facility. CSC's responsibility begins once the Inmate is accepted by CSC.

        (g) Inmate Records Management. CSC will adapt its reporting systems for basic compatibility with systems used by those Jurisdictions whose Inmates occupy the Facility.

        (h) Inmate Pay. CSC shall, at its cost and expense, contribute $.40 per day per Inmate housed in the Facility into a "special trust account" for the benefit of the Inmates. These funds shall be utilized in the CSC's discretion to compensate Inmates for work activities performed at the Facility. CSC shall account monthly and annually to DM-OK on the activities of this account and its balances. At the end each year of operation, CSC shall make its annual accounting in a manner requested by DM-OK. The reserves of this account (meaning any funds existing in the special trust account for the Inmates less all payables to be made from the account based upon its records on the anniversary date of commencement of operations- "closing date") shall be utilized for the exclusive benefit of the Inmates as determined by CSC. Depending upon the composition of the inmate population of the Facility from more than one jurisdiction, this amount may vary from jurisdiction to jurisdiction requiring an adjustment to modify this Agreement with separate accounting for each jurisdiction.

        Section 3.7. Facility Administration. CSC shall have authority to fully and completely manage the operation of the Facility and to select, hire, train, supervise and discharge all of CSC's employees assigned to the Facility. CSC shall enter into all agreements and understandings which are normal, routine and reasonable for the general operations of he Facility under its own corporate identity, unless otherwise specified within this Agreement. CSC shall prepare Policies and Procedures Manuals covering the operation of all elements of the Facility and shall provide same to DM-OK for approval not later than ninety (90) days prior to the expected Service Commencement Date of the Facility. Any applicable license to use these materials at the Facility shall be obtained in accordance with Section 3.15 hereof. These manuals will constitute a comprehensive reference for all actions associated with the Facility and shall incorporate, but shall not be limited to, the following terms and conditions:

        (a) Personnel Hiring and Qualifications. CSC shall employ a fully trained and uniformly dressed staff to provide 24-hour per day, seven days per week correctional services for the Facility. Prior to their employment, applicants will undergo background investigations to include educational, criminal and employment history to help assure that their personal conduct or history will not jeopardize security of operations or discredit the Facility, CSC or DM-OK. CSC will obtain a criminal record check and drug test for all employees at the Facility. CSC undertakes to provide employees and personnel to meet the requirements of an Inmate's Jurisdiction including all testing and evaluation as that Jurisdiction may require. All persons found to have a prior felony conviction or who are under active supervision resulting from a misdemeanor conviction will be denied employment at the Facility, unless mutually agreed otherwise. Drug abuse will not be tolerated. A minimum of ten (10) correctional officers and security supervisors employed at the opening of the Facility shall each have a minimum of one (1) year of verified, previous correctional experience in a secured prison environment. DM-OK has agreed in the Intergovernmental Agreement to a hiring preference for qualified, legal residents of the McLoud, Oklahoma community and CSC recognizes it obligation to adhere to said terms.
Section 3.7. hereof notwithstanding, DM-OK reserves the right to approve or reject the proposed warden and successor wardens of the Facility, which approval shall not be unreasonably withheld. The authority and responsibility for the compensation, supervision and discharge of any Facility warden will be vested solely with CSC.

        (b) Staffing Plan and Strength. CSC will staff the Facility in accordance with the Staffing Plan attached hereto as Attachment 2.
Proposed changes to the Staffing Plan will be submitted to DM-OK for approval prior to implementation. Commencing on the date that the Facility first achieves 95 percent occupancy (based upon 850 beds) and continuing through the balance of the term hereof, the total full-time equivalent active staff shall be not less than 94 percent with a quarterly average of 96 percent of full-time equivalency or more of CSC employees and/or contract employees; provided however, that to the extent occupancy of the Facility shall be less than 95 percent for a period greater than 30 consecutive days, CSC may reduce its active workforce on a pro rate basis, yet maintaining operating effectiveness, until such time that 95 percent occupancy shall have been restored.
During any period in which CSC's workforce shall be reduced as a result of vacant bedspace, all other terms and provisions of this Agreement and of the approved Policies and Procedures for the Facility shall remain in full force and effect, including those affecting the integrity of the Facility's security and delivery of required Inmate programs and services. Further, it is agreed and undertaken by CSC that CSC will backfill vacancies of Senior Management within no more than ten (10) days with temporary personnel and within sixty (60) days shall have a permanent replacement for that position. DM-OK will approve or reject a candidate for Senior Management within two working days from the time the name and resume and/or employment application is submitted by CSC to DM-OK.

        (c) Staff Training. CSC will provide a comprehensive, on-going training program for all Facility employees that complies with ACA and State standards. All new clerical support employees who will have minimal contact with Inmates will complete a 40 hour orientation course during the first year of employment, 24 hours of which will be completed prior to assignment. Support employees who will have regular contact with Inmates will undergo 80 hours of training during the first year of employment, 40 of which will be completed prior to contact with Inmates. Correctional officers with no previous training will complete 160 hours of pre-service training during the Start-Up and a total of 200 hours of total training during the first year of employment. Correctional officers hired after Start-Up who have no previous corrections training will complete 80 hours of pre-service training and 80 hours of on-the job training within the first 180 days of employment, and a total of 200 hours of total training during the first year of employment. The daily schedule of CSC's pre service training program for correctional officers is attached hereto as Attachment 3. All personnel authorized to use firearms or deadly force will complete firearms training as required by the State prior to assignment to any position involving the potential use of firearms. All persons assigned to the Facility's Special Operations Response Team (SORT) will successfully complete a pre-service training program that is similar to that provided team members in public institutions operated by the State. The Facility SORT team will have a planned component of 20 officers and at no time during the term hereof shall the number of properly trained SORT team members actively employed at the Facility be fewer than 12. All staff training conducted will be thoroughly documented and maintained in personnel files and in separate training files. These files will be open for periodic inspection by DM-OK. Without limiting the foregoing, CSC shall either provide, or cause its personnel or contractors to provide, training programs prior to the opening of the Facility, during the term hereof, as well as upon the hiring of any new agent, contractor or employee to work at the Facility, which will, in each case, be designed to train each such individual to meet the ACA Standards applicable to him or her. CSC shall report to DM-OK in writing each time any program is offered under this Agreement and describe the goals and results thereof in such manner as DM-OK may reasonably request.

        (d) Emergency Response Plans. Thirty (30) days prior to the expected Service Commencement Date, CSC will deliver to DM-OK an Emergency Response Plan for the marshaling of resources to quickly and appropriately respond to any crisis that might arise in the operation of the Facility. Procedures and plans will be developed in coordination with local and area fire departments, law enforcement agencies and the State Department of Corrections, and will be provided to all parties in written form to assure clear understandings. The plan will include procedures to deal with fire, bomb threats, escape, hostage situations, riots, medical epidemics and natural disasters. It will also provide for the notification and reporting of escapes to residents within an appropriate radius of the Facility, and to DM-OK.

        (e) Accreditation. CSC shall use its best efforts to secure accreditation of the Facility from the ACA within eighteen (18) months of the Service Commencement Date. If in the event the Facility shall have been inspected by ACA within eighteen (18) months of the Service Commencement Date, but accreditation shall have been withheld for reasons other than issues of design or construction, CSC shall be in default under this Agreement and shall have six (6) months to cure said default by achieving ACA accreditation. Failure to achieve ACA accreditation within twenty-four (24) months of the Service Commencement Date shall constitute grounds for default termination tinder this Agreement.

        (f) Scheduled Meetings. Commencing approximately ninety (90) days prior to the expected Service Commencement Date and continuing during the term hereof monthly meetings arranged by CSC will be scheduled at the Facility available for attendance by representatives of DM-OK, representatives of the host government, the Facility warden, an operations executive of CSC from its national or regional office, the Jurisdiction's monitor, if any, and by other parties with appropriate business for discussion. Regular topics will include Inmate population count, Inmate departures by reason, disturbances and incidences, results of fire and health inspections, program statistics, medical care, food service, physical plant, personnel vacancies, client concerns, community concerns and Inmate litigation. After the initial year of operations CSC's executive will attend such monthly meeting no less than quarterly (4 times per year).

        (g) Records Keeping. CSC shall develop a system of financial accounting and inmate tracking for the Facility which shall be completed at least sixty (60) days prior to the Service Commencement Date. Records and reports shall be maintained that comply with all applicable Inmate
Contracts and reasonable requirements to be determined by DM-OK, and shall include, without limitation, files and reports documenting Inmates' activities, adjustment, participation, discipline and any other relevant information or significant events while in custody at the Facility.
Records which document compliance with this Agreement and Inmate
Contracts shall be maintained for five (5) years and the originals to such documents shall not be destroyed or discarded by CSC without giving
DM-OK at least 30 days notice of its intentions to destroy or discard such documents. All documents referred to in this subparagraph shall be available for inspection and copy by DM-OK for a period of five (5) years. The obligations contained in this subparagraph survives the termination of this Agreement. As additional Jurisdictions add Inmates to the Facility's population, CSC will utilize its best efforts to accommodate the systems of the added Jurisdiction(s) within the existing systems as established with the Oklahoma Department of Correction for its Inmates.

        Section 3.8. CSC Agreements. CSC has no authority to create any monetary or contractual obligation for DM-OK without the prior express written consent of DM-OK.

        Section 3.9. Regulations and Permits. CSC shall do all reasonable things necessary to maintain in full force and effect for the benefit of the Facility and DM-OK to include all licenses and permits required for operations of the Facility.

        Section 3.10.Restrictions. Notwithstanding anything to the contrary set forth herein, CSC shall not be required to do, or cause to be done, anything for DM-OK or for the operation of the Facility which:

        (a) may make CSC liable to third parties other than in the normal course of business; or

        (b) may, under any applicable law, constitute an impermissible delegation of DM-OK duties and responsibilities including sale of assets or actions which may result in a change in the primary business of DM-OK; or

        (c ) may not be commenced, undertaken, or completed because of acts of God, strikes, war, or events reasonably determined both to be beyond CSC's control and without fault of CSC; or

        (d) may cause a lien to be filed against DM-OK or the Facility or any of the equipment or fixtures located in the Facility.

     Section 3.11.Information Releases. CSC shall not release for publication any information written or oral that mentions or involves the Facility or DM-OK or any of its affiliates or personnel without DM-OK's prior written consent; except as follows:

        (a) news releases during emergency circumstances in accordance with the Policies and Procedures of' CSC for the Facility; and

        (b) disclosures required to be made by governmental regulatory agencies to include the Securities and Exchange Commission or other obligation or requirement to CSC's shareholders.

     DM-OK shall be consulted as to potential news release concerning the Facility, if time will allow in the discretion of CSC. Only in extraordinary circumstances it will be necessary to make immediate responses to new media concerning the Facility or its operations. It is agreed that in such releases the specifics of operations as to numbers of inmates or other data relating to operations will not be released. Similarly, DM-OK will not release information concerning operations of the Facility without the prior approval of CSC. Both CSC and DM-OK will make reasonable accommodations to each party's requirements for publicity and information released concerning the Facility and its operations.

     Section 3.12.Telephone Systems. The special telephone equipment described in Attachment 4 used by Inmates will be purchased, installed, maintained, owned and operated by CSC and will be the sole telephone system in the Facility for Inmate access. The security and monitoring of the Inmate telephone system shall be the responsibility of CSC. CSC shall receive all fees charged to the Inmate population for the use of this telephone system. CSC shall provide telephone and other communications as required for the use and benefit of the Jurisdiction(s) and/or DM-OK at the Facility.
The telephone system described in Attachment 5 routinely used by employees of CSC to operate the Facility will be purchased and maintained by CSC.

     Section3.13. Relationship with Jurisdiction(s). CSC shall cooperate with DM-OK in DM-OK's marketing efforts for occupancy of the Facility. Jurisdictions will be treated as valued clients by CSC and DM-OK. CSC shall recognize Jurisdictions as clients of DM-OK and shall not attempt to intervene in that relationship or to create any atmosphere that would be detrimental to an ongoing business relationship between DM-OK and the Jurisdiction that would negatively impact the population of Inmates from a Jurisdiction at the Facility. It is recognized that from time to time common relationships will exist between DM-OK and CSC with certain Jurisdictions. In such cases both CSC and DM-OK shall be free to continue to pursue such relationships without violation of this Agreement. Such relationships are to have been cultivated separate and distinct from any activity relating to the Facility or any other DM-OK, or its affiliates, business activities jointly engaged with CSC by DM-OK. CSC shall use its best efforts to support the marketing programs of DM-OK by fostering and providing Facility operations that are tailored to the needs and expressed desires of the Jurisdiction(s), to the extent the cost of said operations shall be provided for in the Base Per Diem Rate.

     Section 3.14. Related Contractual and Conditions Requirements. It is contemplated by DM-OK and CSC that DM-OK will enter into contract(s) with Jurisdictions for the housing of the Jurisdiction's inmates in the Facility. In these contracts with the Jurisdictions, it is anticipated that there will be provisions that relate to the operations of the Facility and the treatment of the Jurisdiction's inmates while in the custody and control of CSC. These provisions from this anticipated contractual relationship will have application to this contractual relationship as they are agreed to "flow" from that contract with the Jurisdiction and be incorporated as applicable in this Agreement to CSC. Additionally, the Jurisdictions may impose "conditions" upon the operation of the Facility. These "conditions" will also be imposed upon CSC as "flow down" terms. Such "additional flow down" terms and conditions shall be incorporated by amendment to this Agreement. Any conflict with any

Jurisdictions' (including Oklahoma Department of Corrections) shall be resolved in favor of the Jurisdiction's requirements; especially as applicable to Section 3.6, Inmate Incarceration Services. Any resulting material changes from the terms and conditions of this Agreement shall be subject to mutual agreement of DM-OK and CSC and a re-negotiation of fees pursuant to Section 6.7 hereof. Material changes will arise in all circumstances where there is a resulting monetary change to be made to the Base Per Diem Rate. Also, changes without monetary impact may be considered "material changes" requiring mutual agreement of DM-OK and CSC.

     Section 3.15. Copyright and Licensing. CSC has a duty to create, develop and implement policies and procedural manuals governing the housing and care of inmates, disciplinary procedures, handling of disturbances, personnel matters and other written documents which must produced for inspection in connection with the ACA accreditation process. CSC, prior to the Service Commencement Date, must furnish DM-OK a copy of a licensing agreement for any of said materials which contains a copyright for unlimited future use at the Facility by DM-OK or its subcontractors without payment of any royalty or fees.

     Section 3.16 Inmate Information. CSC shall produce for inspection to DM-OK all Inmate tracking information, records relating to Reimbursable Costs, and the housing of Inmates at the Facility. CSC, upon the request of DM-OK, will furnish computer disk copies or equivalent modes of information transfer of such Inmate information.


                                   ARTICLE IV
                                Duties of DM-OK
                                ---------------

     Section 4.1. Duty to Furnish Facility. DM-OK will cause the Facility to be constructed as provided in Section 7.1 hereof. DM-OK will enter into agreements and contracts for the furnishing of gas, electricity, water and sanitary sewer services. CSC pays all utility cost for the operation of the Facility from the date of the Service Commencement Date. Prior to such time from the date of occupancy CSC shall be responsible of the cost of utilities except for electricity which shall be paid by DM-OK. DM-OK estimates the Facility will be completed by September 1, 1998, with a target date of August 1, 1998.

     Section 4.2. Duty to Perform Accounting Functions. DM-OK will, or it will cause its parent corporation Dominion Management, Inc. ("DMI") or its successor to, invoice each Jurisdiction on timely basis for Inmate per diem and Reimbursable Expenses based on information provided by CSC. It will cause the receipts of all invoices to be maintained in a bank account separate and apart from the other monies of DM-OK and/or DMI and each invoice accounted for and matched with the corresponding receipts and split between the amounts owed CSC and DM-OK.

     Section 4.3. Duty to Cooperate and Assist. DM-OK agrees to cooperate with

CSC in the performance of CSC's duties and responsibilities under this Agreement, to act in good faith, and to do all reasonable things necessary to aid and effect CSC's performance as an independent contractor under the terms of this Agreement.

     Section 4.4. Duty to Market Bedspace. DM-OK shall be primarily responsible for marketing of the Facility and for all contacts, meetings, proposals, and negotiations with the Jurisdictions and the Oklahoma DOC and the personnel associated with the contracting for bedspace within the Facility as applicable.

                                  ARTICLE V
                      Facility Maintenance and Expenses
                      ---------------------------------

     Section 5.1. DM-OK's Warranty Responsibilities. Dominion Leasing, Inc., as agent for DM-OK has contracted with Canam Construction, Inc. to construct the Facility. Said construction contract provides that nonconforming work will be corrected for a period of twelve (12) months subsequent to the date of substantial completion of the Facility (the "Warranty Period"). DM-OK shall be responsible for enforcing the terms of said construction contract with regard to the repair of nonconforming work during the Warranty Period.

     Section 5.2. DM-OK's Continuing Responsibilities., Subsequent to the Warranty Period and for the balance of the term hereof, DM-OK shall be responsible for the maintenance, repair and replacement of only the following components of the Facility:

        (a) Repair and replacement of roofing membrane or roof panels for all buildings.

        (b) Repair and replacement of all structural components of all buildings, including walls, floor slabs, foundations, roof decking, and columns.

        (c) Repair and replacement of concrete and asphalt flatwork parking lots, sidewalks, driveways and roads.

     Section 5.3. C S C's Maintenance Responsibilities. CSC has the responsibility to prevent waste of the Facility and the assets therein, normal wear and tear excepted. CSC will do all things necessary in order to maintain compliance with safety codes, laws or regulations. CSC shall be responsible for the conservation, maintenance, repair and replacement of all improvements which constitute the Facility, except for those specific components of the Facility to be maintained by DM-OK during the Warranty Period, and continuing thereafter as identified items during the Warranty Period and for latent defects that could not be reasonably detected during the Warranty Period as defects due to design or installation, those specifically referred to in Section 5.2. hereof. Subject to DM-OK's obligations described in Section 5.1 hereof, CSC's maintenance, repair and replacement obligations include, but are not limited to, the following:

        (a) Maintain, repair, and/or replace as needed all mechanical equipment, heating and cooling systems, pipes, sewer lines, water lines, pumps, electrical systems and wires, lights, hot water tanks, kitchen equipment, refrigerators, freezers, ovens, plumbing, emergency generators, security devices, alarms, surveillance cameras, monitors, control panels and locks, lights and all fixtures and equipment installed in the Facility; and

        (b) Maintain, repair and/or replace as needed the walls, ceilings, doors, floor coverings, landscaping, recreational areas, furniture, bedding, shower stalls, restroom toilets, fencing, on-site sewer equipment, automatic lifts; and

        (c) Maintain, repair and/or replace all of the telephone systems used at the Facility; and

        (d) Maintain, repair and/or replace all equipment, machinery and other property described in Article VII hereof.; CSC will establish and continuously perform a "preventive maintenance program" for the Facility subject to periodic inspection of the Facility and the program by DM-OK or its affiliate.

     Section 5.4. Insurance Deductible Amounts. In the event any part of the Facility is damaged by a hazard covered by an insurance policy, as between DM-OK and CSC, the party required to maintain, repair or replace such damaged part of the Facility shall pay any applicable deductible amount. ,

     Section 5.5. Duty to Maintain. The responsibilities of CSC and DM-OK under this Article shall be immediately activated when components for which the respective parties are responsible no longer serve the purpose for which they were designed and installed, when the safety or security of CSC staff, Inmates or the public is at risk due to failure of the component, or when a delay in the repair or replacement of the component could lead to damage of other components of the Facility. CSC and DM-OK agree to coordinate the performance of all repairs and replacements so as to minimize disturbance of Facility operations.

     Section 5.6. DM-OK's Expenses. DM-OK shall pay the expenses of the Facility until the Service Commencement Date, excluding the expenses CSC has specially agreed to provide in this Agreement. DM-OK specifically recognizes its obligations to pay real estate taxes as required for the Facility.

     Section 5.7. CSC's Expenses. CSC shall pay all expenses of operating the Facility after the Service Commencement Date (see, Section 5.6 above, for expenses CSC shall pay prior to the Service Commencement Date). The expenses of CSC include, but are not limited to, the following:

        (a) The expenses providing all the requirements and obligations contained in Article III hereof;

        (b) Electricity, gas, water, sewer, and all other utility costs and expenses necessary for the Facility after the Service Commencement Date;

        (c) CSC shall pay DM-OK an amount equal to any concession, discount or debt forgiveness for water and sanitary sewer services to the Facility made after the Service Commencement Date which was intended to be a repayment of the a loan made by DM-OK to the MPFA pursuant to the Utilities Agreement. CSC shall make said payment within time limits of the normal billing cycle of the applicable utility service;

        (d) All expenses required to maintain, repair and/or replace the assets referred in Attachments 4 and 5 hereto;

        (e) All costs and damages related to any escape, riot or disturbance;

        (f) The payment of deductible amounts or coinsurance amounts for insurance purposes; and

        (g) All indemnification costs and expenses of CSC arising under
Section 3.4 hereof.

                                  ARTICLE VI
                             Compensation to CSC
                             -------------------

     Section 6.1. Base Management Fee. DM-OK shall pay CSC as a base management fee for its performance under this Agreement an amount equal to the Base Per Diem Rate multiplied by the number of Inmate Days. In the event an Inmate Contract provides for raises in the per diem amount paid by the Jurisdiction based upon some cost or consumer price index, CSC shall be entitled to receive all of CSC's actual and established increased costs, any amount receive above CSC's actual increased costs shall be split equally between CSC and DM-OK for the amount of such increase in the form of a raise in the Base Per Diem Rate.

     If DM-OK's base rates from Jurisdictions (other than Oklahoma)
exceed $       ; then CSC shall receive the next $      to increase its Base Per
Diem Rate ($       to $       ) less DM-OK's actual costs of transportation of
the Jurisdiction's Inmates to and from the Jurisdiction. Any increased amount
above this $      increase and consideration of transportation costs to DM-OK shall be divided equally between CSC and DM-OK.

     All increases in fees from Oklahoma for programming added by the Oklahoma Department of Corrections shall be paid to CSC.

     Section 6.2. Unamortized Costs Payment for Start-Up Expenses. DM-OK
shall pay CSC Unamortized Costs Payments until such time CSC shall have received an amount equal to the Start-Up Expenses and the Phase In Operating Losses. DM-OK shall have the option, at any time, to pay CSC a lump sum payment in an amount equal the remaining Balance of the Start-Up Expenses and the Phase In Operating Losses. After CSC has received Unamortized Cost Payments, and/or a lump sum payment, in an aggregate amount equal to
$           , no further Unamortized Costs Payments shall be payable by DM-OK and CSC shall assign the property described in Attachment 5 to DM-OK, clear title, free of all liens and encumbrances. Upon termination of this Agreement for any reason, no further Unamortized Costs Payments shall be required except as follows:

        (a) In the event CSC terminates this Agreement for its convenience during the Initial Term, or this Agreement terminates by reason of the provisions of Section 6.7 hereof, DM-OK shall have the option to purchase the property described in Attachment 5 hereto for Book Value of such items at the date of the termination. In such event, CSC shall assign the property described in Attachment 5 to DM-OK, clear title, free of all liens and encumbrances.

        (b) In the event DM-OK terminates this Agreement by reason of the default of CSC during the Initial Term, DM-OK shall have the option to purchase the property described in Attachment 5 hereto for an amount equal to the one-half (1/2) of Book Value at the date of the termination. In such event, CSC shall assign the property described in Attachment 5 to DM-OK, clear title, free of all liens and encumbrances.

        (c) In the event DM-OK terminates this Agreement for its convenience during the Initial Term of this Agreement, DM-OK shall pay CSC a lump sum payment in an amount equal to the Book Value of the Start-Up Expenses of the Facility including Phase In Operating Losses at the date of the termination. In such event, CSC shall assign the property described in Attachment 5 to DM-OK, clear title, free of all liens and encumbrances.

     Section 6.3. Payment for Reimbursable Expenses. CSC shall receive from DM-OK additional amounts for Reimbursable Expenses received by DM-OK under any Inmate Contract.

     Section 6.4. Submission of Invoices by DM-OK and CSC. No later than the 5th Business Day of each month, CSC shall have submitted an invoice to DM-OK detailing the Inmate Days to be charged to each Jurisdiction and any claims of CSC for Reimbursable Expenses. The submission shall be in a form reasonably satisfactory to DM-OK and the Jurisdiction. Within two (2) Business Days of receipt of CSC's invoice, DM-OK shall deliver, or cause such delivery, an invoice to the Jurisdiction for amounts for Inmate per diem charges and Reimbursable Expenses. DM-OK shall pay CSC's invoices by wire transfer within five (5) Business Days of receipt of payment from a Jurisdiction if the payment is made by check and within (2) Business Days if payment is made by the Jurisdiction by wire transfer. If the invoice is less than $10,000.00, payment will be mailed by DM-OK to CSC within five (5) Business Days of the receipt of the payment (of immediately available funds) from the Jurisdiction.

     Section 6.5. Limited Obligations of DM-OK. The obligations of DM-OK to pay CSC the Base Per Diem Rate or any other management fees described in
Section 6.1, the amounts due for reimbursement of Unamortized Costs Payments described in Section 6.2 [excluding the lump sum payments described in subparagraphs (a), (b) and (c) of Section 6.2] and the amounts due for Reimbursable Expenses described in Section 6.3, are the special limited obligations of DM-OK payable solely from monies DM-OK has received from the Jurisdiction as payment related to the housing and care of its inmates at the Facility. If, for any reason, a Jurisdiction fails to make a payment to or on account of DM-OK, for any reason, whether by reason of a default, failure to obtain appropriations by the applicable legislative branch of the Jurisdiction's state government, reallocation by the executive branch for payment of other obligations of such state or otherwise, DM-OK shall to the extent of such nonpayment, have no corresponding obligation to CSC, until or unless such payment is made to or on account of DM-OK by such Jurisdiction. The amounts due by DM-OK to CSC for lump sum payments for Unamortized Costs Payments described in subparagraphs (a), (b) and (c) of Section 6.2 are the general obligations of DM-OK.

     Section 6.6 Disputed Amounts. In the event a Jurisdiction fails to pay or contests any charges, both DM-OK and CSC agree to cooperate in attempting to collect the amounts due as invoiced.

     Section 6.7. Re-negotiation of Management Fees. CSC and DM-OK will re-negotiate the fees payable pursuant to Sections 6.1 and the expenses reimbursed to CSC under the following circumstances:

        (a) The Inmate Contract negotiated with the Oklahoma DOC is amended or altered in such a manner as to have a material impact on its payments; or

        (b) A material alteration of the Facility is needed to carry out its intended purpose; or

        (c) New and additional fixtures or equipment, other than the property described in Attachments 4 and 5, are necessary for the Facility to carry out its intended purpose.

     If the parties are unable to reach an agreement, either party may terminate this Agreement.

     Section 6.8. Inventory and Working Capital Payments. In the event this Agreement is terminated for any reason, DM-OK shall have the option to purchase the Inventory on hand at the Facility at CSC's cost. In the event of termination, the amounts CSC shall have incurred for Working Capital shall be recouped in the ordinary course of business by collecting those amounts due under Sections 6.1 and 6.3 hereof which accrued prior to the date of termination.

                                    ARTICLE VII
                 Inventory, Furnishings. Fixtures and Equipment
                 ----------------------------------------------

     Section 7.1. DM-OK Assets. Ownership of all permanent, fixed assets of the Facility, including, but not limited to, those scheduled on Attachment 4, shall remain the property of DM-OK or its assigns and shall not be removed from the Facility without the written approval of DM-OK. CSC shall have the use of all Facility assets during the term hereof.

     Section 7.2. CSC Assets. At its own expense, CSC shall acquire and provide the furnishings, fixtures and equipment scheduled on Attachment 5 hereto, in addition to such unscheduled inventory, supplies and all other expendable property to be utilized in CSC's performance under this Agreement. CSC's cost of the acquisitions scheduled in Attachment 5 shall be amortized during the Initial Term, at the end of which period all scheduled assets, including replacements no matter the age, still serviceable and in use, shall become the property of DM-OK. At that time CSC will execute and deliver to DM-OK all necessary documentation to effect the proper transfer of those assets. During the term hereof, CSC may acquire and install additional unscheduled machinery or equipment in the Facility. All such assets owned and utilized by CSC in the operation of the Facility not scheduled in Attachment 5 shall remain the property of CSC. CSC is responsible to accurately record and maintain the Attachment 5 schedule. In all cases, CSC shall service, maintain, repair, replace, upgrade and add improvements to all equipment, machinery and other property so as to keep the same in good working condition, appearance and repair in conformance with all applicable laws, rules and regulations as well as manufacturers' or vendors' maintenance manuals and warranty requirements, normal wear and tear excepted.
Section 7.3. Return of Equipment. At the conclusion of this Agreement,
CSC shall ensure that all DM-OK property and equipment at the Facility, including replacements, remains at the Facility in the condition in which they were received, normal wear and tear excepted.

                                   ARTICLE VIII
                       Termination and Events of Default
                       ---------------------------------

     Section 8.1. Events of Default. Any of the following shall be an Event of Default and cause for either party to this Agreement to terminate this
Agreement:

        (a) failure by either party to keep, observe, perform, meet, or comply with any covenant, agreement, terms, or provision of this Agreement and such failure continues for a period beyond the curative period provided within this
Article VII after written notice thereof; or

        (b) failure by either party to make any payment required in this Agreement which is not in dispute, within thirty (30) days from the date it is due; or

        (c) failure by CSC to meet or comply with any final and nonappealable court order, mandatory ACA Standard, or Federal or State requirement of law, or failure to maintain ACA accreditation when such failure continues for a period beyond the curative period provided within this Article VIII after written notice thereof, unless such failure is the result of some action or inaction of DM-OK; or

        (d) CSC (i) admits in writing its inability to pay its debts; (ii) makes a general assignment for the benefit of creditors; (iii) suffers a decree or order appointing a receiver or trustee for it or substantially all of its property to be entered and, if entered, without its consent, not to be stayed or discharged within the curative period provided within this Article VIII;
(iv) suffers proceedings under any law relating to bankruptcy, insolvency, or the reorganization or relief of debtors to be instituted by or against it and, if contested by it, not to be dismissed or stayed within the curative period provided within this Article VIII; or (v) suffers any judgment, writ, or attachment or execution, or any similar process to be issued or levied against a substantial part of its property which is not released, stayed, bonded, or vacated within the curative period provided within this Article VIII after issue or levy; or

        (e) the discovery by either party that any material statement, representation, or warranty in this Agreement is false, misleading, or erroneous in any material aspect.

     Section 8 2. Curative Period. If any default of this Agreement by either party remains uncured for a period of thirty (30) days after written notice thereof such breach issued by the "non-offending" party shall be an Event of Default; provided, however, if within thirty (30) days after such notice a substantial effort in good faith has been made to cure said breach by the offending party, said breach shall not be an Event of Default, more particularly if the offense is cured within a reasonable time thereafter.

     Section 8.3. Remedy. Upon the occurrence of an Event of Default either party shall have the right to submit the matter to arbitration for resolution under the rules and procedures of the American Arbitration Association. DM-OK and CSC hereby agree to accept the determination of the arbitration process foregoing other legal and equitable rights and remedies to obtain a swift resolution of disputes.

     Section 8.4. Transition. In the event this Agreement terminates by its terms or upon an Event of Default by CSC, CSC agrees not to interfere and to cooperate with DM-OK, or its assigns, in obtaining another operator/manager of the Facility or assuming the operation by DM-OK to perform the services provided for in this Agreement. CSC shall remain the manager and operator of the Facility in accordance with the terms hereof until DM-OK actually identifies and starts the services of a manager and operator in place of CSC. Such transition period shall not exceed 120 days, unless mutually agreed upon by DM-OK and CSC. During this transition period, CSC shall operate and manage the Facility in good faith and with no less care and effort than it used in originally performing its duties hereunder with respect to the Facility and is customary for it in providing services to other similar facilities owned or operated by it. All compensation hereunder shall be prorated for the period of such transition.



                                   ARTICLE IX
                                   Assignment
                                   ----------

     Section 9.1. Restriction on Assignments. CSC agrees to not assign, pledge, encumber or otherwise transfer its rights or delegate its duties under this Agreement without the written consent of DM-OK, which consent will not be unreasonably withheld; provided, that CSC may delegate its duties to contractors or temporary employees to the extent permitted under the express terms of this Agreement.

     Section 9.2. DM-OK Assignments. DM-OK may assign, transfer, encumber any of its rights or delegate any of its duties without notice to or consent of CSC. Specifically, but without limitation on the foregoing, DM-OK may, without notice to or consent of CSC, assign all of its rights (but none of its obligations) hereunder to the Agent as collateral security for DM-OK's (and its affiliates') Obligations under the Note Purchase Agreement and the Other Agreements (and therein defined). DM-OK further reserves that any form of due diligence into the operations of the Facility will be subject to DM-OK's agreement to allow such investigation of the Facility and its operations to occur. In the event that CSC determines that it is in its best interest to merge, otherwise sell, all or a substantial part of its assets, or participate in any activity that results in a change of control of CSC either voluntarily (or involuntarily in a hostile takeover environment), then DM-OK shall have the right to terminate this Agreement for its convenience and to otherwise operate the Facility with the cooperation of CSC allowing its Facility staff to be re-employed without penalty with DM-OK in such circumstances at DM-OK's election. This Agreement may be utilized by CSC as an asset to be pledged or otherwise as collateral in support of its financing facilities.

                                     ARTICLE X
                                   Miscellaneous
                                   -------------

     Section 10.1. Headings. The headings contained herein are for convenience only and are not intended to define or limit the scope of intent of any provision of this Agreement.

     Section 10.2. Governing Law. The validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto shall be governed by the laws of the State of Oklahoma. The forum for resolution of any dispute or issue for litigation shall be the state or federal court located in Oklahoma City, Oklahoma.

     Section 10.3. Notices. Any notice required or permitted herein to be given shall be given in writing and shall be delivered by United States mail, first class postage prepaid return receipt requested with a facsimile of the notice provided as a courtesy on the day of posting, to the respective President of CSC and the President of DM-OK.

     Section 10.4. Successors. This Agreement shall be binding upon and inure to the benefit of the respective parties and their permitted assigns and successors in interest, except as restricted by Sections 9.1. and 9.2. hereof

     Section 10.5. Attorney's Fees. If it shall become necessary for either party hereto to engage attorneys to institute legal action for the purpose of enforcing its rights hereunder, the party prevailing in such litigation shall be entitled to receive all costs, expenses and fees, including reasonable attorney's fees, incurred by it, including costs of any appeals from the losing party.

     Section 10.6. Severability. Should any term or provision hereof be deemed invalid, void or unenforceable either in its entirety or in a particular application, the remainder of this Agreement shall nonetheless remain in, full force and effect and, if the subject term or provision is deemed to be invalid, void or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications. It however, a court of competent jurisdiction should render a final judgment that the authority granted to CSC from DM-OK exceeds the bounds of permissible delegation under applicable law, the parties agree that this Agreement shall be deemed amended, modified and reformed to the extent necessary to reduce the scope of authority so delegated and to limit that authority to that permissible under applicable law as evidenced by written legal opinion of special counsel to DM-OK, and approved by CSC.

     The parties agree that in no event shall any determination that the discretion and authority granted to CSC hereunder exceeds permissible bounds results in this Agreement being declared or adjudged invalid, void, or unenforceable in its entirety; rather, the parties request that a court examining such issue employ great latitude in reforming the Agreement so as to make the Agreement as reformed, valid and enforceable.

     Section 10.7. Third Party Rights. The provisions of this Agreement are for the sole benefit of the parties hereto and will not be construed as conferring any rights on any other person.

     Section 10.8. Waivers. No waiver of any breach of any of the terms or condition of this Agreement shall be held to be a waiver of any other or subsequent breach; nor shall any waiver be valid or binding unless the same shall be in writing and signed by the party alleged to have granted the waiver.

     Section 10.9. Counterparts. This Agreement may be executed in multiple counterparts each of which shall constitute but one Agreement.

     Section 10.10. Amendment. This Agreement may be amended with the written consent of DM-OK and CSC.

     Section 10.11. Entire Agreement. This Agreement including Attachments named herein, is the entire Agreement between the parties. Any additional amendment hereto must be in writing and signed by both parties hereto to become into full force and effect.


DOMINION-MANAGEMENT OKLAHOMA, INC. (DM-OK)

By:
CALVIN BURGESS, PRESIDENT


CORRECTIONAL SERVICES CORPORATION (CSC)

By:
JAMES SLATTERY, PRESIDENT